Filed Pursuant to Rule 424(b)(2)
Registration No. 333-161562

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Class A Common Stock	55,200,000	$11.75	$648,600,000	$36,192

(1)	Reflects the potential issuance of additional shares of common stock pursuant to an over-allotment option.
(2)	The filing fee of $36,192 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement

September 15, 2009

(To Prospectus dated August 26, 2009)

48,000,000 Shares

Genworth Financial, Inc.

Class A Common Stock

We are offering 48,000,000 shares of our Class A Common Stock, par value, $0.001 per share.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GNW.” The last reported sale price of our Class A Common Stock on September 15, 2009 was $12.05 per share.

Investing in our Class A Common Stock involves risks. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed March 2, 2009, which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in our Class A Common Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public (1)	$11.75	$564,000,000
Underwriting discounts	$0.4771	$22,900,800
Proceeds to Genworth (before expenses)	$11.2729	$541,099,200

To the extent that the underwriters sell more than 48,000,000 shares of Class A Common Stock, the underwriters have the option to purchase up to an additional 7,200,000 shares from us at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on or about September 21, 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch	Deutsche Bank Securities

Co-Manager

Dowling & Partners Securities, LLC

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of this offering or our Class A Common Stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, our Class A Common Stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our Class A Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our Class A Common Stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the items identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2009, which is incorporated by reference herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Genworth” and the “Company” refer to Genworth Financial, Inc. and its subsidiaries.

Genworth Financial, Inc.

Genworth Financial, Inc. is a leading financial security company dedicated to providing insurance, wealth management, investment and financial solutions to more than 15 million customers, with a presence in more than 25 countries. Our key products and related services are targeted at markets that are benefiting from significant demographic, legislative and market trends, including the aging population across the countries in which we operate, and the growing reality that responsibility for building financial security now resides primarily with the individual. We distribute our products and services through diversified channels that include financial intermediaries, advisors, independent distributors, affinity groups and dedicated sales specialists. We are headquartered in Richmond, Virginia and have approximately 6,000 employees.

We have the following operating segments:

•

Retirement and Protection. We offer a variety of protection, wealth management, retirement income and institutional products. Our primary protection products include: life, long-term care and Medicare supplement insurance. Additionally, we offer wellness and care coordination services for our long-term care policyholders. Our wealth management and retirement income products include: a variety of managed account programs, financial planning services and mutual funds, fixed and variable deferred and immediate individual annuities and group variable annuities offered through retirement plans. Most of our variable annuities include a guaranteed minimum death benefit. Some of our group and individual variable annuity products include guaranteed minimum benefit features such as guaranteed minimum withdrawal benefits and certain types of guaranteed annuitization benefits. Institutional products include: funding agreements, funding agreements backing notes and guaranteed investment contracts. For the three months ended June 30, 2009, our Retirement and Protection segment’s net income and net operating income were $81 million and $127 million, respectively. For the six months ended June 30, 2009, our Retirement and Protection segment’s net loss was $304 million and net operating income was $190 million.

•

International. We are a leading provider of mortgage insurance products in Canada, Australia, New Zealand, Mexico and multiple European countries. Our products predominately insure prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. On a limited basis, we also provide mortgage insurance on a structured, or bulk, basis that aids in the sale of mortgages to the capital markets and helps lenders manage capital and risk. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk. We also offer payment protection coverages in multiple European countries, Canada and Mexico. Our lifestyle protection insurance products help consumers meet specified payment obligations should they become unable to pay due to accident, illness, involuntary unemployment, disability or death. For the three months ended June 30, 2009, our International segment’s net income and net operating income were $90 million and $87 million, respectively. For the six months ended June 30, 2009, our International segment’s net income and net operating income were $181 million and $188 million, respectively.

•

U.S. Mortgage Insurance. In the U.S., we offer mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. We selectively provide mortgage insurance on a structured, or bulk, basis with essentially all of our bulk writings prime-based. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk. For the three months ended June 30, 2009, our U.S. Mortgage Insurance segment’s net loss and net operating loss were both $134 million. For the six months ended June 30, 2009, our U.S. Mortgage Insurance segment’s net loss and net operating loss were $282 million and $269 million, respectively.

We also have Corporate and Other activities which include debt financing expenses that are incurred at our holding company level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of non-core businesses that are managed outside of our operating segments. For the three months ended June 30, 2009, Corporate and Other activities’ net loss and net operating loss were $87 million and $71 million, respectively. For the six months ended June 30, 2009, Corporate and Other activities’ net loss and net operating loss were $114 million and $86 million, respectively.

On a consolidated basis, we had $10.0 billion of total stockholders’ equity and $104.8 billion of total assets as of June 30, 2009. For the year ended December 31, 2008 and the six months ended June 30, 2009, our revenues were $9.9 billion and $4.2 billion, respectively, and our net loss was $572 million and $519 million, respectively.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number at that address is (804) 281-6000. We maintain a variety of websites to communicate with our distributors, customers and investors and to provide information about various insurance and investment products to the general public. None of the information on our websites is part of this prospectus.

The Offering

Issuer	Genworth Financial, Inc.

Class A Common Stock Offered	48,000,000 Shares

Class A Common Stock Outstanding After This Offering	481,334,153 Shares

Underwriters’ Over-allotment Option	7,200,000 Shares

Use of Proceeds	The net proceeds from the offering will be approximately $540 million, or $621 million if the underwriters exercise in full their option to purchase additional shares of our Class A Common Stock. We intend to use the net proceeds from this offering for general corporate purposes.

Risk Factors	An investment in our Class A Common Stock involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission and the documents incorporated by reference herein and, in particular, you should evaluate the specific factors set forth in the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed March 2, 2009, before deciding whether to purchase our Class A Common Stock in this offering.

New York Stock Exchange Symbol	Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GNW.”

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters’ over-allotment option has not been exercised.

USE OF PROCEEDS

The net proceeds from the offering will be approximately $540 million, or $621 million if the underwriters exercise their option to purchase additional shares of our Class A Common Stock in full. We intend to use the net proceeds from this offering for general corporate purposes.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDENDS

Our Class A Common Stock is listed on the New York Stock Exchange. The following table sets forth the high and low intra-day sales prices per share of our Class A Common Stock and the cash dividends paid per share for the periods indicated.

	High	Low	Cash Dividend Per Share
2007:
First Quarter	$37.16	$33.69	$0.09
Second Quarter	$37.00	$34.05	$0.09
Third Quarter	$35.43	$26.50	$0.09
Fourth Quarter	$32.33	$23.26	$0.10

2008:
First Quarter	$25.57	$19.75	$0.10
Second Quarter	$24.88	$17.69	$0.10
Third Quarter	$19.99	$3.51	$0.10
Fourth Quarter	$8.50	$0.70	$0.10

2009:
First Quarter	$3.38	$0.78	$—
Second Quarter	$7.41	$1.75	$—
Third Quarter (through September 15, 2009)	$12.26	$5.02	$—

The last reported sale price of our Class A Common Stock on the New York Stock Exchange on September 15, 2009 was $12.05 per share. As of September 10, 2009, there were 433,334,153 shares of our Class A Common Stock outstanding.

As of September 10, 2009, we had 242 holders of record of our Class A Common Stock.

In November 2008, in order to enhance our liquidity and capital position, our Board of Directors decided to suspend the payment of dividends on our Class A Common Stock indefinitely. The declaration and payment of future dividends to holders of our Class A Common Stock will be at the discretion of our Board of Directors and will be dependent on many factors including the receipt of dividends from our operating subsidiaries, our financial condition and operating results, the capital requirements of our subsidiaries, legal requirements, regulatory constraints, our credit and financial strength ratings and such other factors as the Board of Directors deems relevant.

We are a holding company and have no direct operations. As a result, our ability to pay dividends in the future will depend on receiving dividends from our subsidiaries. Our insurance subsidiaries are subject to the laws of the jurisdictions in which they are domiciled and licensed and consequently are limited in the amount of dividends that they can pay. See “Item 1. Business—Regulation” in our annual report on Form 10-K, which is incorporated by reference in the accompanying prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009:

•	on an historical basis; and

•

as adjusted to give effect to the issuance and sale of 48,000,000 shares of Class A Common Stock offered hereby at the public offering price of $11.75 per share and the application of the net proceeds of that sale as described under “Use of Proceeds,” and assuming no exercise of the underwriters’ option to purchase additional shares of our Class A Common Stock.

	June 30, 2009
(Amounts in millions, except per share amounts)	Historical	As Adjusted
Cash and cash equivalents (1)	$5,374	$5,914

Borrowings and other obligations:
Short-term borrowings	$930	$930
Long-term borrowings (2):
Senior debt	2,786	2,786
Junior subordinated notes	598	598
Series A Preferred Stock, mandatorily redeemable, liquidation preference $50 per share	100	100

Total long-term borrowings	3,484	3,484
Non-recourse funding obligations (3)	3,443	3,443

Total borrowings and other obligations	7,857	7,857

Stockholders’ equity:
Class A Common Stock, $0.001 par value; 1.5 billion shares authorized; 522 million shares issued and 433 million shares outstanding	1	1
Additional paid-in capital (1)	11,492	12,032
Accumulated other comprehensive income (loss) (1)	(1,869)	(1,869)
Retained earnings	3,046	3,046
Treasury stock, at cost (88 million shares)	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	9,970	10,510
Noncontrolling interests (1)	—	—

Total stockholders’ equity	9,970	10,510

Total capitalization	$17,827	$18,367

(1)

On July 7, 2009, Genworth MI Canada Inc. (“Genworth Canada”), our indirect subsidiary, completed the initial public offering (the “Canadian IPO”) of its common shares. Following completion of the Canadian IPO, we beneficially owned 61.8% of the common shares of Genworth Canada. In addition, the underwriters of the Canadian IPO were granted an option (the “Over-Allotment Option”), that was exercisable for a period of 30 days after the closing of the Canadian IPO, to purchase additional shares. On July 30, 2009, the Over-Allotment Option was exercised and upon closing, we beneficially owned 57.5% of the common shares of Genworth Canada. At an exchange rate of 0.88 United States dollar to 1 Canadian dollar, the Canadian IPO and the Over-Allotment Option generated net proceeds to us of approximately US$705 million (net of expenses directly related to the transaction, including underwriting commissions, taxes and other items) which excludes US$22 million remaining in Genworth Canada. Had the Canadian IPO (including the exercise of the Over-Allotment Option) occurred as of June 30, 2009, cash and cash equivalents would have increased by $727 million, additional paid-in capital would have decreased by $95 million, accumulated other comprehensive income (loss) would have decreased by $52 million and noncontrolling interests would have been $906 million. For a description of the Canadian IPO, see note 11 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q, filed July 31, 2009, incorporated by reference herein.

(2)	For a description of our long-term borrowings, see note 14 to our consolidated financial statements included in our Annual Report on Form 10-K, filed March 2, 2009, incorporated by reference herein.

(3)	For a description of our outstanding non-recourse funding obligations, see note 14 to our consolidated financial statements included in our Annual Report on Form 10-K, filed March 2, 2009, incorporated by reference herein.

DESCRIPTION OF CLASS A COMMON STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, amended and restated bylaws and relevant sections of the General Corporation Law of the State of Delaware, referred to as the DGCL. Our amended and restated certificate of incorporation and amended and restated bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and we refer to them in this prospectus as the certificate of incorporation and bylaws, respectively. The summaries of these documents are qualified in their entirety by reference to the full text of the documents.

General

We are currently authorized to issue up to 1,500,000,000 shares of Class A Common Stock, par value $0.001 per share. As of September 10, 2009, 433,334,153 shares of Class A Common Stock were issued and outstanding.

Voting Rights

The holders of Class A Common Stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of Class A Common Stock are entitled to vote. However, except as required by applicable law, holders of Class A Common Stock are not entitled to vote on any matter that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the Class A Common Stock.

Each director elected by the holders of the Class A Common Stock will serve until the earlier of his or her death, resignation, disqualification, removal or until his successor is elected and qualified. The Class A Common Stock does not have cumulative voting rights in the election of directors.

Rights to Dividends and on Liquidation, Dissolution and Winding Up

Subject to any prior rights of holders of our preferred stock, par value $0.001 per share, holders of Class A Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Class A Common Stock will be entitled to receive such assets as are available for distribution to stockholders after there will have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

Other Rights

The Class A Common Stock does not have any preemptive, subscription, redemption or conversion rights. Additional shares of authorized Class A Common Stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Board of Directors

A director of our company may be removed for any reason by the affirmative vote of the holders of at least a majority of the voting power of our outstanding Class A Common Stock (and any series of preferred stock entitled to vote in the election of directors), voting together as a single class.

Vacancies among the directors may be filled only by the vote of a majority of the directors remaining in office or, if there are none, by the holders of the Class A Common Stock.

Stockholder action by written consent; special meetings

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may only be called by a majority of the whole board of directors or upon the written request of the holders of at least 40% of our outstanding Class A Common Stock. No business other than that stated in the notice will be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or our stockholders as described above.

Advance notice requirements for nominations

Our bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by us of the date of such meeting. If the number of directors to be elected to our board of directors at an annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class or series and number of shares of our capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•

a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

•

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the corporation;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•

a representation whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a director:

•

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Advance notice requirements for stockholder proposals

Our bylaws contain advance notice procedures with regard to stockholder proposals not related to director nominations. These notice procedures, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class or series and number of shares of our capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•

a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

•

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder and such beneficial owner, with respect to shares of stock of the corporation;

•

a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

Amendments

Subject to Section 203 of the DGCL, the provisions of our certificate of incorporation may be amended by the affirmative vote of the holders of a majority of our outstanding Class A Common Stock.

The provisions of our bylaws may be amended by the affirmative vote of the holders of a majority of our outstanding Class A Common Stock or by the affirmative vote of a majority of our entire board of directors.

Limitation of Liability and Indemnification Matters

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us under our certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the DGCL, for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of this provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise, prior to the amendment or repeal.

We maintain standard policies of directors’ and officers’ liability insurance. Our non-employee directors also may be covered by directors’ and officers’ liability insurance policies maintained by their respective employers.

Delaware Business Combination Statute

Our certificate of incorporation contains a provision by which we expressly elect not to be governed by Section 203 of the DGCL.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Our election to not be subject to Section 203 may have positive or negative consequences, depending on the circumstances. Being subject to Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. Section 203 also may have the effect of preventing changes in our management. Section 203 also could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. If the provisions of Section 203 were applicable, they may cause persons interested in acquiring us to negotiate in advance with our board of directors.

Insurance Regulations Concerning Change of Control

The insurance holding company laws of many states regulate changes of control of insurance holding companies, such as our company. Generally, these laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing,

10% or more of the voting securities of the insurer. Control also may be found to exist through contractual or other arrangements notwithstanding stock ownership. The Delaware, New York, North Carolina and Virginia insurance holding company laws, and similar laws in the U.K. and other U.S. and foreign jurisdictions in which we operate, require filings in connection with proposed acquisitions of control of domestic insurance companies. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Listing

The Class A Common Stock is listed for trading on the New York Stock Exchange under the symbol “GNW.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is The Bank of New York Mellon.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income and, to a limited extent, certain U.S. federal estate tax consequences to Non-U.S. Holders of the purchase, ownership and disposition of our Class A Common Stock. A “Non-U.S. Holder” is a beneficial owner of our Class A Common Stock that holds such stock as a capital asset and is generally an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation (or an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; and

•

a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or such trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership holds Class A Common Stock, the tax treatment of a partner of the partnership will generally depend upon the status of the partner and the activities of the partnership. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Internal Revenue Code of 1986, as amended (the “Code”), and to certain expatriates or former long-term residents of the U.S. If you fall within any of the foregoing categories, you should consult your own tax adviser to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to you.

This summary does not describe all of the U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of our Class A Common Stock by a prospective Non-U.S. Holder in light of that investor’s particular circumstances. In addition, this summary does not address alternative minimum taxes or state, local or foreign taxes.

This section is based upon the Code, judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax adviser as to the particular tax consequences to you of purchasing, holding and disposing of our Class A Common Stock in your particular circumstances under the Internal Revenue Code and under the laws of any other taxing jurisdiction.

U.S. Trade or Business Income

For purposes of the discussion below, dividends and gains on the sale, exchange or other disposition of our Class A Common Stock will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; and

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate that may be specified by an applicable tax treaty).

Dividends

Dividends, if any, that are paid to a Non-U.S. Holder of our Class A Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate (or a lower rate that may be specified by an applicable tax treaty). However, dividends that are U.S. trade or business income are not subject to the withholding tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of an applicable tax treaty, a Non-U.S. Holder must provide us or our paying agent with a properly executed Internal Revenue Service (“IRS”) Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form that the IRS designates, as applicable, prior to the payment of the dividends. The information provided in these IRS forms must be periodically updated. In certain circumstances, a Non-U.S. Holder who is claiming the benefits of an applicable tax treaty may be required (a) to obtain and to provide a U.S. taxpayer identification number or (b) to provide certain documentary evidence issued by governmental authorities of a foreign country to prove the Non-U.S. Holder’s residence in that country. Also, Treasury regulations provide special procedures for payments of dividends through qualified intermediaries.

Sale or Exchange of Our Class A Common Stock

Except as described below and subject to the discussion below concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale or exchange of our Class A Common Stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is U.S. trade or business income;

•	subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our Class A Common Stock and the Non-U.S. Holder’s holding period for our Class A Common Stock.

The tax relating to stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, amount to 5% or less of our Class A Common Stock at all times during the applicable period, provided that our Class A Common Stock is regularly traded on an established securities market. As of the date of this offering, our Class A Common Stock is traded on an established securities market.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market values of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. We believe that we have not been and are not currently a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not become a USRPHC. Non-U.S. Holders are urged to consult their tax advisers to determine the application of these rules to their disposition of our Class A Common Stock.

Federal Estate Taxes

Class A Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting Requirements and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder any dividend that is paid to such Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Treasury regulations provide that the backup withholding tax on such dividends (currently at a rate of 28%), as well as certain information reporting requirements, will not apply to dividends paid on our Class A Common Stock if (a) the Non-U.S. Holder, prior to payment, provides a properly executed IRS Form W-8BEN certifying that the claimed Non-U.S. Holder is in fact not a U.S. person, or otherwise establishes an exemption, and (b) neither we nor our paying agent have actual knowledge, or reason to know, that the claimed Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the gross proceeds from the sale, exchange or other disposition of our Class A Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless (a) the Non-U.S. Holder, prior to payment, certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption, and (b) the broker does not have actual knowledge, or reason to know, that the claimed Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange or other disposition of our Class A Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. that render the broker a “U.S.-related person.” In the case of the payment of the gross proceeds from the sale, exchange or other disposition of our Class A Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S.-related person, Treasury regulations (a) require information reporting on the payment unless (1) the broker, prior to payment, has documentary evidence in its files that the owner is a non-U.S. person, and (2) the broker has no knowledge, or reason to know, to the contrary, but (b) do not require backup withholding unless the broker has actual knowledge that the owner is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

The preceding discussion of material U.S. federal income and estate tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax adviser as to the particular tax consequences to you of purchasing, holding or disposing of our Class A Common Stock, including the applicability and effect of any state, local or foreign tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives, have agreed to purchase, and we have agreed to sell to them, the number of shares of Class A Common Stock indicated below:

Underwriter	Number of Shares
Goldman, Sachs & Co.	21,280,800
Merrill Lynch, Pierce, Fenner & Smith Incorporated.	14,187,216
Deutsche Bank Securities Inc.	11,822,592
Dowling & Partners Securities, LLC	709,392

Total	48,000,000

The underwriters are offering the shares of Class A Common Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A Common Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered by this prospectus supplement if any such shares are taken.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 7,200,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$0.4771	$0.4771
Total	$22,900,800	$26,335,920

The underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.2863 a share under the public offering price. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the representatives.

We estimate that the expenses for this offering will be approximately $1 million, which includes legal, accounting and printing costs and various other fees associated with registering and listing the Class A Common Stock. We will pay all offering expenses.

We have agreed that, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, we will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock;

•

file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A Common Stock;

whether any such transaction described above is to be settled by delivery of our Class A Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•

the grant by us of stock options, restricted stock or other awards pursuant to our benefit plans as described in the accompanying prospectus, provided that such options, restricted stock or awards do not become exercisable or vest during such 90-day period;

•

the issuance by us of shares of Class A Common Stock in connection with the acquisition of another corporation or entity or the acquisition of assets or properties of any such corporation or entity, so long as the aggregate amount of such issuances does not exceed $500 million and each of the recipients of the Class A Common Stock agrees in writing to be bound by the restrictions described in this paragraph for the remainder of such 90-day period;

•

the issuance by us of shares of Class A Common Stock upon the exercise of an option or a warrant, the lapse of restrictions on restricted stock units, the settlement of stock appreciation rights or the conversion of a security outstanding on or prior to the date of this prospectus supplement of which the underwriters have been advised in writing; or

•

the filing of a registration statement on Form S-8 relating to the issuance of stock options, restricted stock and other awards pursuant to our benefit plans as described in this prospectus supplement.

Each of our directors and executive officers has agreed that, without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, he or she will not, during the period ending 60 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock;

whether any such transaction described above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•

the transfer by any director or executive officer of shares of Class A Common Stock (a) to an immediate family member of such director or executive officer or to a trust where the beneficiaries of the trust are drawn solely from a group consisting of such director or executive officer and immediate family members or (b) by gift, so long as the recipient of such Class A Common Stock agrees in writing to be bound by the restrictions described in this paragraph for the remainder of such 60-day period and so long as no filings by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act is required or made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above);

•

transactions relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of this offering, so long as no filings by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act is required or made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above);

•

the transfer by any director or executive officer of shares of Class A Common Stock upon the exercise of options to purchase Class A Common Stock or the vesting, delivery or settlement of restricted shares, restricted stock units or other awards to provide for any withholding taxes on the exercise, vesting, delivery or settlement thereof or to pay the exercise price thereof; or

•

the transfer by any director or executive officer of any shares of Class A Common Stock on behalf of such director or executive officer by its broker sold pursuant to a 10b5-1 trading plan adopted before the date of the Underwriting Agreement.

In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of Class A Common Stock in the open market to stabilize the price of the Class A Common Stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A Common Stock, if the syndicate repurchases previously distributed Class A Common Stock to cover syndicate short positions or to stabilize the price of the Class A Common Stock. These activities may raise or maintain the market price of the Class A Common Stock above independent market levels or prevent or retard a decline in the market price of the Class A Common Stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive; or

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares of Class A Common Stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time.

This prospectus supplement and the accompanying prospectus, as well as any other material relating to the Class A Common Stock is personal and confidential and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This prospectus supplement and the accompanying prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Class A Common Stock which is the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be illiquid and/or subject to restrictions on its resale. Prospective purchasers of the shares of Class A Common Stock offered should conduct their own due diligence on the Class A Common Stock. If you do not understand the contents of this document you should consult an authorized financial adviser.

Relationships with the Underwriters

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Certain underwriters in this offering have participated in the prior offerings of our Class A Common Stock, Series A Preferred Stock, Equity Units and senior notes.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the securities on behalf of Genworth. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules for Genworth Financial, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2008 and 2007 consolidated financial statements and related financial statement schedules included in our Annual Report on Form 10-K for the year ended December 31, 2008 refer to a change in the method of accounting for deferred acquisition costs in connection with modifications or exchanges of insurance contracts in 2007, and share-based payments and pension and other postretirement plan obligations in 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus supplement. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus supplement is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended. The registration statement, including the attached exhibits, contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2009;

•	Our Current Reports on Form 8-K filed on February 13, May 18 (only with respect to Item 5.02 and Exhibit 10.1 of Item 9.01), July 10, August 20 and September 14, 2009;

•

Our Definitive Proxy Statement on Schedule 14A filed on April 6, 2009, but only to the extent that such information was incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008;

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on May 24, 2004; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

PROSPECTUS

GENWORTH FINANCIAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “GNW.” The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number is (804) 281-6000.

Investing in these securities involves risks. See “Item 1A—Risk Factors” beginning on page 49 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2009

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to Genworth Financial, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases

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supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2009;

•	Our Current Reports on Form 8-K filed on February 13, May 18 (only with respect to Item 5.02 and Exhibit 10.1 of Item 9.01), July 10 and August 20, 2009;

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on May 24, 2004;

•	The description of our Series A Cumulative Preferred Stock contained in our Registration Statement on Form 8-A filed on May 24, 2004; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

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USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, the funding of our insurance operations, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules for Genworth Financial, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein and upon the authority of said firm as experts in accounting and auditing. The reports with respect to the consolidated financial statements and schedules refer to a change in the method of accounting for deferred acquisition costs in connection with modifications or exchanges of insurance contracts in 2007, and share-based payments and pension and other postretirement plan obligations in 2006.

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48,000,000 Shares

Genworth Financial, Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

September 15, 2009

Joint Book-Running Managers

Goldman, Sachs & Co.

BofA Merrill Lynch

Deutsche Bank Securities

Co-Manager

Dowling & Partners Securities, LLC